Exhibit 23.7

Garth Kirkham
c/o Kirkham Geosystems Ltd.
6331 Palace Place
Burnaby, British Columbia
V5Z 1Z6

January 22, 2013

CONSENT OF EXPERT

VIA EDGAR

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re:	Kimber Resources Inc. (the "Company") filing of a Registration Statement on Form F-3 dated January 22, 2013 (the "Registration Statement")

I refer to the report entitled "Updated Mineral Resource Estimate for the Carmen Deposit, Monterde Project, Guazapares Municipality, Chihuahua State, Mexico" dated December 7, 2012 with an effective date of October 23, 2012 and the report entitled "Updated Preliminary Assessment of the Monterde Project, Guazapares Municipality, Chihuahua State, Mexico" dated July 22, 2011 (together, the "Reports") referenced in the Registration Statement.

I hereby consent to the use of my name and the Reports, and summaries thereof, in the Registration Statement.

I confirm that I have read the Registration Statement and I have no reason to believe that there are any misrepresentations that are derived from the Reports referred to above or that are within my knowledge as a result of the services I performed in connection with such Reports.

Yours truly,

/s/ Garth Kirkham
Garth Kirkham, P. Geo.